EXHIBIT 10.14


Summary of Comprehensive Credit Facilities Agreement by and between Shenzhen BAK Battery Co., Ltd. (the "Company") and Longgang Division, Shenzhen Branch, China Minsheng Bank ("China Minsheng Bank") dated as of January 14, 2004.

         The contract number for this agreement is Year 2003 Shen Longgang Zong'e Zi NO.010. The contract term is January 14, 2004 to January 14, 2005, and the amount of credit to be extended by China Minsheng Bank is RMB 30,000,000 Yuan. Under the agreement China Minsheng Bank is entitled to adjust or cancel the credit and demand immediate payment of the loan if the Company's business operations deteriorate severely, the Company loses its business reputation, there is a dispute between the Company and third party creditors or there is a major adjustment of the state monetary policy.